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                                                                    EXHIBIT 10.9

             [LOGO OF TRUE NORTH COMMUNICATIONS INC. APPEARS HERE]

                        TRUE NORTH COMMUNICATIONS INC.

                              EMPLOYMENT AGREEMENT
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   EMPLOYMENT AGREEMENT effective as of October 15, 1996 between True North
Communications Inc., a Delaware corporation (the "Company"), and Theodore J. Theophilos (the "Executive").

   WHEREAS, the Company is a global communications holding company with ownership interests in subsidiaries, affiliates and joint ventures that are engaged in the advertising agency business, the multimedia production business, the business of planning and buying of media time and space and related businesses (the Company and the subsidiaries, affiliates and joint ventures in which it from time to time has equity interests are hereinafter referred to collectively as the "True North Group");

   WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the employment of the Executive by the Company upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

   1.     EMPLOYMENT.  The Company hereby employs the Executive and the
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Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions contained in this Agreement.

   2.     POSITION AND DUTIES.  The Company shall employ the Executive with the
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title of Executive Vice President & General Counsel of True North Communications
Inc. The Executive will be a member of the Management Board of True North Communications Inc. The Executive will report directly to the Chairman of the Board of Directors and CEO of True North Communications Inc. The Executive shall be responsible for the global legal matters pertaining to True North Communications Inc., its Board of Directors, all committees of the Board of Directors, all subsidiaries and all affiliates of the Company. In accordance with the general practices of a general counsel of a publicly traded company, Executive will be responsible for all matters pertaining to the Company's compliance with Securities and Exchange Commission, New York Stock Exchange and other governmental laws and regulations. Executive will have responsibility for the hiring, retention

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and supervision for the in-house legal staff of the True North Group. Executive will be responsible for and make relevant determinations concerning the retention, hiring and supervision of outside counsel for True North Communications Inc., its Board of Directors, all committees of the Board of Directors and the True North Group. In accordance with corporate policy Executive will approve all payments for legal fees and charges at limits prescribed by the Company's management. The Executive shall perform faithfully and loyally and to the best of the Executive's abilities his duties hereunder, shall devote full business time, attention and effort to the affairs of the True North Group and shall use reasonable best efforts to promote the interests of the True North Group. Notwithstanding the foregoing, the Executive may engage in charitable, civic or community activities provided that they do not interfere with the performance of the Executive's duties hereunder and, with the prior approval of the Board of Directors of the Company (the "Board"), may serve as a director of any business corporation provided that such service does not violate the terms of any of the covenants contained herein.

   3.     COMPENSATION.
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A)   Base Salary: $300,000 per year.
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B)   Incentive Compensation:   As a senior executive of True North
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Communications Inc., Executive will participate in the Company's Performance
Program. Executive's participation will begin with the first full year, 1997. This program provides for three variable incentive compensation components with payouts based on the overall performance of the Company and attainment of individual goals and objectives. The three components are:

     (1) Variable Incentive Compensation (VIC) is based on a sliding scale as
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     determined by the yearly increase in Company net income.  This component can provide up to 105% of base salary.

     (2) Deferred Variable Incentive Compensation (DVIC) is based on the yearly
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     net income increase as well and can provide up to 50% of base salary.

     (3) Variable Incentive Stock Options (VISO) are determined as equivalent
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     in grant value up to 100% of the base salary on a sliding scale.

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Two examples of the award levels based on net earnings' increases of 7% or 14%
are.

                        7%*      14%
                        ---      ---
VIC
(Annual Bonus)         $108M    $315M

DVIC
(Deferred)               0      $150M
                       ------   ----

                       $108M    $465M

Stock Option Shares
(@ $23/share)          3,300    13,000

*These amounts guaranteed as minimum for 1997.
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C)   Stock Options:  Upon arrival, the Executive will receive an option on 5,000
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shares of True North common stock.  These shares will be issued at the prevailing market rate.

D)   Directors Part-Time Employment Agreement:  As a member of the Management
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Board, Executive will participate in this Program. The Plan provides an annual benefit of up to 45% of final five-year average compensation (base plus bonus) payable for five years. The benefit is prorated for years of service less than 30 years, however, the Executive receives an additional year of credited service for each year served as a Board member. The benefit can begin at age 55 or later and attainment of 10 or more years of service.

E)   Profit Sharing: True North's primary retirement program is a qualified plan
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and noncontributory on employee's part. Company contribution up to 15% of total compensation each year depending on overall financial performance. (Recent history, 6-10%.) Executive will enter plan in January or July following 2-year Anniversary. Contributions begin after 2-year eligibility period. All contributions are 100% vested. During the two-year eligibility waiting period, Executive will be provided with a phantom profit sharing contribution equivalent to that which Executive would have earned as a participant in this Plan. The amount determined will be credited annually to an account established on the Executive's behalf in the Stock Purchase Integration Plan (see below).

F)   Profit Sharing Integration Plan: If the Profit Sharing Plan's contribution
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is limited by IRS salary or contribution caps, this Plan will provide for the additional contribution to which Executive is entitled. These funds are 100% vested immediately and accrue interest at the 5-Year T-Note rate. All contributions and investment earnings are tax deferred.

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G)   Stock Purchase Plan : The plan is a qualified 401(k) savings plan. The
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Executive is immediate eligibility.  The Executive's Participation begins coincident with, or on next calendar quarter after date of hire. Contributions are made up to 6-2/3% of total compensation through payroll deduction up to IRS limit ($9,500 in 1996); All contributions are on a pretax basis. Immediate company matching contribution are made equal to 50% of employee's contribution. All contributions are used to purchase True North stock and are immediately 100% vested. All shares earn quarterly dividends which are used to purchase additional shares. In-service loans and withdrawals are available under certain circumstances.

H)   Stock Purchase Integration Plan: Once the Stock Purchase Plan IRS
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contribution limit is achieved ($9,500 in 1996), The Executive is eligible for the Stock Purchase Integration Plan. This Plan allows continued contributions above the $9,500 limit with the company contributing 50c on each $1.00 invested. These funds are 100% vested immediately and accrue interest at the 5-Year T-Note rate. All contributions and investment earnings are tax deferred.

I)   Employee Stock Incentive Plan: An annual award of eight shares of True
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North common stock is made to the Executive if the company meets financial goals.  The award is credited to the Executive's Stock Purchase Plan account.

J)   Supplemental Pension Plan : The Executive will receive a guaranteed benefit
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if profit sharing and social security do not meet minimum goal of 45% of final average pay. (Benefit is prorated for retirement with less than 30 years' service and retirement prior to age 65.)

K)   Retirement Account Rollover: Funds from any qualified retirement plan may
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be rolled over to True North's Profit Sharing Trust and will earn accrued interest based on financial performance. Three investment options are available: a Balanced Fund, a Fixed Fund and a Money Market Fund.

L)   Select Executive Plan: This Plan is provided exclusively to our most senior
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management, this Plan combines $1 million of company paid term Life Insurance and an 13-option investment plan which can accept employee contributions of after-tax dollars which earn tax-deferred interest. The $1 million coverage is guaranteed with no physical required. Additional amounts above $1 million can be purchased by the Executive. Upon arrival, a session will be scheduled between the Executive and the Plan Consultant to describe this unique Program.

     4.   NON-FINANCIAL BENEFITS.
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A)   Medical Coverage:  The coverage is provided to our most senior management,
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this comprehensive plan provides reimbursement of 100% of all eligible medical expenses including prescription drugs.  The Executive will share in

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the cost of the Plan on a pretax basis. All benefits paid by the Plan are tax free to the Executive. Coverage is available first day.

B)   Dental Coverage:  The coverage provided to our most senior management, this
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comprehensive plan provides reimbursement of 100% of all eligible dental expenses. The Executive shares in the cost of the Plan on a pretax basis. All benefits paid by the Plan are tax free to the Executive. Coverage is available first day.

C)   Disability Plans: Short-term disability coverage initially provides 100% of
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pay for first four weeks, and 50% of pay for 22 weeks.  Number of weeks paid at
100% increase as years of service increase.  This Coverage is completely Company
paid.   Long-term disability coverage provides 40% of pay up to $4,000 of coverage per month, payable to age 65, paid for by the Company. The Executive can purchase an additional 20% up to a total of $10,000 of coverage per month. Coverage is effective the first of the month following date of hire.

D)   Benefit Reimbursement : Allows up to $12,000 per year to be set aside on a
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pretax basis to meet eligible expenses for medical and dependent care ($5,000 cap on dependent care). Participation can start as of the first day of employment.

E)   Voluntary Life Insurance:  In addition to the Select Exec Plan, an
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additional $300,000 of life insurance may be purchased by the Executive .

F)   Company Car: True North will furnish the Executive, through purchase or
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lease, an automobile at a value of up to $40,000, or an annual allowance of approximately $9,000. True North will cover the cost of insurance, maintenance and fuel for the car. In addition, the Company will provide in-building parking.

G)   Vacation/Holidays: The Executive will be entitled to unlimited vacation,
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(however, for accounting purposes, the entitlement will be for four weeks). True
North typically honors 10 to 11 holidays per year, including one personal holiday to be used at the Executive's discretion for a civic or religious obligation.

H)   Physical Examination: Company will pay for Executive's comprehensive
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physical exam bi-annually to age 45, then annually thereafter.

I)   Air Travel:  The Executive's First-class air travel will be reimbursed,
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beginning as of January 1, 1997.

J)   Financial Planning: An annual allowance of $4,000 for financial planning is
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provided to the Executive.  Arrangements have been made with Arthur Andersen to provide this service, but the Executive can utilize other individuals at their discretion.

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K)   Foundation Contributions: An annual allowance of $2,000 is made available
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for charitable contributions of the Executive's choice from the Company's
Foundation budget.


          5.   TERMINATION.
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A)   If the Company terminates the Executive's employment prior to December 31,
1997, base salary and benefits will continue for the balance of the year. In addition, the Executive is entitled to an amount equal to 1-1/2 times annual base salary, payable as a lump sum.

B) The Executive will participate in the Company's Asset Protection Plan which provides benefits equal to three times compensation if termination occurs as a result of a change-in-control.

C) If contemporaneous with or after a change in the Chief Executive Officer of the Company, the Executive is terminated (or, without Executive's express written consent, Executive's responsibilities, title, lines of reporting or compensation are diminished or reduced or the location of Executive's place of business is materially changed), then Executive's base salary and benefits will continue for the balance of the year of the termination. In addition, the Executive will receive a lump sum payment equal to two times the Executive's annual aggregate compensation (defined as base salary plus variable incentive compensation) for 1997 or the last preceding full year of Executive's employment.


          6.   NOTICE.  All notices and other communications required or
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permitted hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to the most recent address then shown on the employment records of the Company, and if to the Company, to True North Communications Inc., 101 East Erie Street, Chicago, Illinois 60611-2897, Attention: Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          7.   SEVERABILITY.  Whenever possible, each provision of this
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Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid, illegal or unenforceable in any respect under applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement or the validity, legality or enforceability of such provision in any other jurisdiction, but

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this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          8.   ENTIRE AGREEMENT.  This Agreement constitutes the entire
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agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understanding, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof.

          9.   SUCCESSORS AND ASSIGNS.  This Agreement shall be enforceable by
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the Executive and the Executive's heirs, executors, administrators and legal representatives, and by the Company and its successors and permitted assigns. Any successor or permitted assign of the Company shall assume by instrument delivered to the Executive the liabilities of the Company hereunder. This Agreement shall not be assigned by the Company other than to a successor pursuant to a merger, consolidation or transfer of all or substantially all of the capital stock or assets of the Company.

          10.  GOVERNING LAW.  This Agreement shall be governed by and construed
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and enforced in accordance with the internal laws of the State of Illinois without regard to principles of conflict of laws.

          11.  AMENDMENT AND WAIVER.  The provisions of this Agreement may be
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amended or waived only by the written agreement of the Company and the
Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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          12.  COUNTERPARTS.  This Agreement may be executed in two
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counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                   /s/ Theodore J. Theophilos
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                                       Theodore J. Theophilos



                                   TRUE NORTH COMMUNICATIONS INC.

                                   By:  /s/ Bruce Mason
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                                            Bruce Mason
                                            Chief Executive Officer and Chairman
                                            of the Board of Directors

                                   TRUE NORTH COMMUNICATIONS INC.


                                   By:
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                                         Greg Blaine
                                         Executive Vice President



                                   TRUE NORTH COMMUNICATIONS INC.

                                   By: /s/ William A. Schreyer
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                                           William A. Schreyer
                                           Chairman of the Compensation
                                           Committee of the Board of Directors

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